Exhibit 10.2
FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.
CALIFORNIA DEPARTMENT OF FINANCIAL INSTITUTIONS
SAN FRANCISCO, CALIFORNIA

)
)
In the Matter of	)
	)	CONSENT ORDER
PLUMAS BANK	)
QUINCY, CALIFORNIA	)	FDIC-11-035b
)
(INSURED STATE NONMEMBER BANK))
)
)

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for Plumas Bank, Quincy, California (“Bank”) under Section 3(q) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. § 1813(q)(3). The California Department of Financial Institutions (“CDFI”) is the appropriate State banking agency for the Bank under Division 1 of the California Financial Code.
The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation to the Issuance of a Consent Order (“Stipulation”), dated March 16, 2011, that is accepted by the FDIC and the CDFI. With the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices relating to weaknesses in capital, asset quality, management and earnings, to the issuance of this Consent Order (“Order”) by the FDIC and the CDFI pursuant to Section 8(b)(l) of the FDI Act, and Section 298 of the California Financial Code (“CFC”).

Having determined that the requirements for issuance of an order under Section 8(b) of the FDI Act, 12 U.S.C. § 1818(b), and CFC have been satisfied, the FDIC and the CDFI hereby order that:
1. The Bank shall have and retain qualified management.
(a) Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include the following: (i) a chief executive officer with proven ability in managing a bank of comparable size and risk profile; (ii) a chief financial officer with proven ability in all aspects of financial management; and (iii) a senior lending officer with significant lending, collection, and loan supervision experience and experience in upgrading a low quality loan portfolio. Each member of management shall be provided appropriate written authority from the Board to implement the provisions of this Order.
(b) The qualifications of management shall be assessed on its ability to:
(i) comply with the requirements of this Order;
(ii) operate the Bank in a safe and sound manner;
(iii) comply with applicable laws and regulations; and
(iv) restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.
(c) During the life of this Order, the Bank shall notify the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the Commissioner of the California Department of Financial Institutions (“Commissioner”), in writing, of the resignation or termination of any of the Bank’s directors or senior executive officers. Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, the Bank shall comply with the requirements of section 32 of the Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. §§ 303.100–303.104. In addition, the Bank shall not add, elect, or appoint any individual to the Board or employ any individual as a senior executive officer unless and until the Commissioner has issued a written notice of non-disapproval.

2. Within 150 days from the effective date of this Order, the Board shall obtain an independent study of the management and personnel structure of the Bank to determine whether the Bank is staffed by qualified individuals commensurate with its size and risk profile to ensure the safe and profitable operation of the Bank. Such study shall include, at a minimum, a review of the duties, responsibilities, qualifications, and remuneration of the Bank’s officers, an evaluation of management resources, and recommendations regarding management and staffing in the context of the Bank’s strategic plan. A copy of the study shall be submitted to the Regional Director and the Commissioner. The Board shall adopt a plan to implement the recommendations of the study. The plan and its implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
3. (a) Within 240 days from the effective date of this Order, the Bank shall increase and thereafter maintain its Tier 1 capital in such an amount to ensure that the Bank’s leverage ratio equals or exceeds 10 percent.
(b) Within 120 days from the effective date of this Order, the Bank shall increase and thereafter maintain its total risk-based capital ratio in such an amount as to equal or exceed 13 percent.
(c) Within 60 days from the effective date of this Order, the Bank shall develop and adopt a plan to meet and maintain the capital requirements of this Order and to comply with the FDIC’s Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, Appendix A. Such plan and its implementation shall be in a form and manner acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

(d) The level of capital to be maintained during the life of this Order shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations. Any increase in Tier 1 capital necessary to meet the requirements of this paragraph may not be accomplished through a deduction from the Bank’s ALLL.
(e) If all or part of the increase in capital required by this Order is accomplished by the sale of new securities, the Board shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Prior to the implementation of the plan, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Registration, Disclosure and Securities Unit, 550 17th St. N.W., Washington, D.C. 20429, for review, and to the Commissioner to obtain any and all necessary securities permits or other approvals. Any changes requested by the FDIC and the Commissioner shall be made prior to dissemination. If the increase in capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Regional Director and the Commissioner for prior approval.

(f) For the purposes of this Order, the terms “leverage ratio”, “Tier 1 capital” and “total risk-based capital ratio” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(m), 325.2(v), 325.2(y), and Appendix A.
4. The Bank shall not pay cash dividends or make any other payments to its shareholders without the prior written consent of the Regional Director and the Commissioner.
5. (a) Within 30 days from the effective date of this Order, the Bank shall eliminate from its books, by charge-off or collection, all assets classified “Loss” and one-half of the assets classified “Doubtful” in the Report of Examination dated September 13, 2010 (ROE) that have not been previously collected or charged off. Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph.
(b) Within 180 days from the effective date of this Order, the Bank shall have reduced the assets classified “Substandard” and “Doubtful” in the ROE, that have not previously been charged off to not more than 60 percent of the Bank’s Tier 1 capital and ALLL.
(c) Within 240 days from the effective date of this Order, the Bank shall have reduced the assets classified “Substandard” and “Doubtful” in the ROE, that have not previously been charged off to not more than 50 percent of the Bank’s Tier 1 capital and ALLL.
(d) The requirements of this paragraph are not to be construed as standards for future operations and, in addition to the foregoing, the Bank shall eventually reduce the total of all adversely classified assets. Reduction of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph. As used in this paragraph the word “reduce” means:
(i) to collect;
(ii) to charge-off; or
(iii) to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification, as determined by the FDIC and the CDFI.

6. (a) During the life of this Order, the Bank shall maintain an adequate ALLL.
(b) Additionally, within 30 days from the effective date of this Order, the Board shall develop or revise, adopt and implement a comprehensive policy for determining the adequacy of the ALLL. For the purpose of this determination, the adequacy of the reserve shall be determined after the charge-off of all loans or other items classified “Loss.” The policy shall provide for a review of the allowance at least once each calendar quarter. Said review shall be completed in order that the findings of the Board with respect to the ALLL are properly reported in the quarterly Reports of Condition and Income. The review shall focus on the results of the Bank’s internal loan review, loan loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the allowance shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. Upon completion of the review, the Bank shall increase and maintain its ALLL consistent with the ALLL policy established. Such policy and its implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
7. (a) Beginning with the effective date of this Order, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” and is uncollected. This paragraph shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 470-60 (“ASC 470-60”), formerly known as FASB Statement Number 15 (“FAS 15”).

(b) Beginning with the effective date of this Order, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Doubtful” or “Substandard” without the prior approval of a majority of the Board or loan committee of the Bank. The Board and loan committee shall not approve any extension of credit or additional credit to such borrowers without first collecting in cash all past due interest.
8. (a) Within 60 days from the effective date of this Order, the Bank shall develop a written plan, approved by its Board for systematically reducing the level of nonperforming assets and/or assets listed on the Bank’s watchlist to an acceptable level. The plan and its implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
(b) As used in this paragraph the word “reduce” means:
(i) to collect;
(ii) to charge-off; or
(iii) to sufficiently improve the quality of assets on the watchlist to warrant their removal from the list, as determined by the FDIC and the CDFI.
9. (a) Within 60 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement written lending and collection policies to provide effective guidance and control over the Bank’s lending function. Such policies and their implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

(b) The initial revisions to the Bank’s loan policy and practices required by this paragraph shall, at a minimum, include the following:
(i) provisions, consistent with the FDIC’s instructions for the preparation of Reports of Condition and Income, under which the accrual of interest income is discontinued and previously accrued interest is reversed on delinquent loans;
(ii) provisions that prohibit the capitalization of interest or loan-related expense unless the Board supports in writing and records in the minutes of the corresponding Board meeting why an exception thereto is in the best interests of the Bank;
(iii) provisions which require complete loan documentation, realistic repayment terms, and current credit information adequate to support the outstanding indebtedness of the borrower. Such documentation shall include current financial information, profit and loss statements or copies of tax returns and cash flow projections;
(iv) provisions which incorporate limitations on the amount that can be loaned in relation to established collateral values;
(v) provisions that specify the circumstances and conditions under which real estate appraisals must be conducted by an independent third party;
(vi) provisions that prohibit concentrations of credit in excess of 25 percent of the Bank’s total equity capital and reserves to any borrower and that borrower’s related interests;
(vii) provisions that require the preparation of a loan “watch list” which shall include relevant information on all loans in excess of $500,000 which are classified “Substandard” and “Doubtful” in the ROE, or by the FDIC or CDFI in subsequent Reports of Examination and all other loans in excess of $1,000,000, which warrant individual review and consideration by the Board as determined by the loan committee or active management. The loan “watch list” shall be presented to the Board for review at least monthly with such review noted in the minutes;

(viii) provisions that require an accurate internal grading system;
(ix) provisions that require independent loan review; and
(x) the Board shall adopt procedures whereby officer compliance with the revised loan policy is monitored and responsibility for exceptions thereto assigned. The procedures adopted shall be reflected in minutes of a Board meeting at which all members are present and the vote of each is noted.
10. (a) Within 60 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written plan addressing retention of profits, reducing overhead expenses, and setting forth a comprehensive annual budget. The plan required by this Paragraph shall contain formal goals, strategies and benchmarks which are consistent with sound banking practices to improve the Bank’s net interest margin, increase interest income, reduce discretionary expenses, and improve and sustain earnings of the Bank. It shall also contain a thorough description of the operating assumptions that form the basis for, and adequately support, each major component of the plan. Such plan and its implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
(b) Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.

11. Within 90 days from the effective date of this Order, the Bank shall develop or revise, adopt, and implement a written three-year strategic plan. Such plan shall be submitted to the Regional Director and the Commissioner and shall include specific goals for the dollar volume of total loans, total investment securities, and total deposits as of year-end 2011, 2012, and 2013. For each time frame, the plan will also specify:
(a) the anticipated average maturity and average yield on loans and securities;
(b) the average maturity and average cost of deposits;
(c) the level of earning assets as a percentage of total assets; and
(d) the ratio of net interest income to average earning assets.
Such plan and its implementation shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
12. During the life of this Order, the Bank shall comply with the provisions of section 337.6 of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6.
13. Within 30 days of the end of the first quarter following the effective date of this Order, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Commissioner detailing the form and manner of any actions taken to secure compliance with this Order and the results thereof. Such reports shall include a copy of the Bank’s Reports of Condition and Income. Such reports may be discontinued when the corrections required by this Order have been accomplished and the Regional Director and the Commissioner have released the Bank in writing from making further reports.
14. Following the effective date of this Order, the Bank shall provide a copy of the Order or otherwise furnish a description of the Order to its shareholder(s) in conjunction with:
(a) the Bank’s next shareholder communication; and
(b) the notice or proxy statement preceding the Bank’s next shareholder meeting.

The description shall fully describe the Order in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Risk Management Supervision, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429, at least 20 days prior to dissemination to the shareholder(s). Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.
15. During the life of this Order, the Bank shall not establish any new branches or other offices of the Bank without the prior written consent of the Regional Director and the Commissioner.
16. The Bank shall notify the Regional Director and the Commissioner no less than one business day in advance of making a planned public announcement or notification regarding changes in the Bank’s financial condition, executive management or Board.
The provisions of this Order shall not bar, estop, or otherwise prevent the FDIC, the CDFI, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties, as that term is defined in Section 3(u) of the FDI Act, 12 U.S.C. § 1813(u).
This Order will become effective upon its issuance by the FDIC and the CDFI.
The provisions of this Order shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.
The provisions of this Order shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC and the CDFI.
Violation of any provisions of this Order, will be deemed to be conducting business in an unsafe or unsound manner, and will subject the Bank to further regulatory enforcement action.

Issued pursuant to delegated authority.
Dated at San Francisco, California, this 18th day of March, 2011.

/s/ J. George Doerr	/s/ Scott D. Cameron

J. George Doerr	Scott D. Cameron
Deputy Regional Director	Chief Examiner
Division of Risk Management Supervision	California Department of Financial
San Francisco Region	Institutions
Federal Deposit Insurance Corporation